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                     September 21, 2022

       William McLain, Jr.
       Senior Vice President and Chief Financial Officer
       Eastman Chemical Company
       200 South Wilcox Drive
       Kingsport, TN 37662

                                                        Re: Eastman Chemical
Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 25,
2022
                                                            Form 10-Q for the
Fiscal Quarter Ended June 30, 2022
                                                            Filed August 1,
2022
                                                            File No. 001-12626

       Dear Mr. McLain:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences